EXHIBIT 99.1

WORDLOGIC (OTCQB:WLGC) ANNOUNCES THAT APPLE ( NASDAQ: AAPL) APPROVES THE LAUNCH OF AN iOS8 VERSION OF THE IKNOWU KEYBOARD

VANCOUVER, BRITISH COLUMBIA– 19 November 2014 – WordLogic (OTCQB:WLGC), the predictive intelligence technology company that creates patented solutions for mobiles, tablets and desktops, is proud to announce that WordLogic has released an iOS8 approved iKnowU keyboard with Reach technology in the Apple ( NASDAQ: AAPL) App Store. Users can log into their iPhone or iPad and download the keyboard for free within the next 10 days.

iKnowU’s award-winning keyboard is the most feature-rich and intuitive you’ll ever use. Using state-of-the-art patented technology that allows users to complete sentences at blazing speed. iKnowU becomes more accurate with every use, constantly learning the users’ personal style. The keyboard supersedes the need to exit core applications so that users will no longer have to navigate through numerous applications to obtain information such as directions, restaurant listings, ratings and reviews, travel information and other contextual data from Google or other mobile and content sites.

The new iOS 8 version will extend WordLogic’s advances in technology to a market of an estimated 1 billion iOS devices by year end, creating exponential opportunities for revenue growth with Reach’s deal and advertising search.

For more information, see the descriptive video of the patent-pending “Reach” advertising search engine and WordLogic technologies at www.wordlogic.com.

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About WordLogic Corporation

WordLogic Corp. develops, markets, licenses and sells advanced predictive platform software designed to accelerate information discovery and text input. The Company’s innovations operate on a wide variety of devices including smartphones, PCs, cell phones, Smart TV, media players, automotive navigational systems, infotainment and game consoles. The Company’s intellectual property portfolio includes U.S. and European patents and numerous pending patent applications.

For more information about WordLogic Corporation, visit wordlogic.com. To send a message via Twitter, contact us at www.twitter.com/wordlogiccorp or visit us on Facebook at www.facebook.com/wordlogiccorp. WordLogic headquarters are located at 1130 West Pender Street, Suite 230, Vancouver, BC, Canada.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements and are subject to risks and uncertainties. See WordLogic’s filings with the US Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

WordLogic Corporation

Investor Relations

604-257-3660 (main office)

IR@WordLogic.com

www.wordlogic.com